Exhibit 10.15

CONSULTING AGREEMENT

This Agreement, effective as of May 19, 2021 ("Effective Date"), is by and between Eleison Pharmaceuticals Inc., a Delaware corporation having a place of business at 100 Overlook Center, Suite 100, Princeton, NJ 08540 (hereinafter "Eleison" or "Company"), and WSM Consulting Group, LLC, having offices at 1601 Sunset Avenue, Surf City, NJ, 08008, hereinafter "Consultant").

WHEREAS, Eleison is m the business of developing, manufacturing and selling pharmaceuticals;

WHEREAS, Eleison seeks to have Consultant, provide consulting services as described in Exhibit A, attached hereto and incorporated herein ("Services").

WHEREAS, Consultant is desirous of performing Services and will have access to Eleison 's confidential and proprietary information;

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

1.          The term of this agreement shall be for a period of twenty-four (24) months from the Effective Date. This Agreement may be extended by mutual written agreement of the parties.

2.          As consideration for the furnishing of Services, pursuant to this agreement, Consultant will receive:

(a)	Compensation as described in Exhibit A.

(b)

Consultant will also receive reimbursement made in accordance with the policy and practice of Eleison for reasonable, authorized, out-of-pocket expenses for travel to a site as authorized by Eleison, upon presentation of appropriate expense vouchers.

(c)

Consultant will also receive reimbursement made in accordance with the policy and practice of Eleison for reasonable, authorized, out-of-pocket expenses for pass through costs as authorized by Eleison, in advance of purchase by Consultant, upon presentation of appropriate receipts.

The compensation and reimbursement described in this section will be paid thirty (30) days from the date of receipt of the invoice, and supporting documentation if required, by Eleison. The compensation and reimbursement described in this section shall be the only amounts due or payable to the Consultant for consulting services provided under this Agreement. All invoices as outlined above must be submitted within 120 days of completion of Services. Invoices received after this time, may not be reimbursed

All invoices and questions about payment under this Agreement shall be submitted to:

Attn:      Eleison Pharmaceuticals, Inc.

100 Overlook Center, Suite 100

Princeton, NJ 08540

Checks for payments under this Agreement shall reference this Agreement and be made payable to:

Michael Lusty, PhD

1601 Sunset Avenue

Surf City, NJ 08008

The compensation provided under this Agreement has been determined by the parties through good faith and arms-length bargaining to be the fair market value of the services rendered hereunder. No amount paid or to be paid hereunder is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, overtly or covertly, to induce the referral of patients, the purchase, lease or order of any item or service, or the recommending or arranging for the purchase, lease, or order of any item or service.

3.        Consultant will promptly disclose, grant and assign to Eleison, for its sole use and benefit, all inventions, improvements, technical information and suggestions relating in any way to the business of Eleison which Consultant may develop or acquire during the term of this Agreement (whether or not during the usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith:

(a)

The Consultant shall, without charge, but at the expense of Eleison, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of Eleison to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in Eleison and to enable it to obtain and maintain the entire right and title thereto throughout the world: and

(b)

The Consultant shall render to Eleison, at its expense, all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which Eleison may be involved relating to any such patents, inventions, improvements or technical information.

4.          The Parties acknowledge that in the course of performance of their obligations pursuant to this Agreement, they may obtain certain confidential and/or proprietary information of one another or their affiliates or customers, including the terms and conditions of this Agreement ("Confidential Information"). The Parties hereby agree that all information communicated to one another, whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed by the recipient, his agents or employees without the prior written consent of the disclosing party, except as may be necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of recipient. The above provisions of confidentiality shall not apply to that part of the information which the recipient is able to demonstrate by documentary evidence:

(a)

was fully in the recipient's possession prior to receipt from the disclosing party, and not previously received under confidentiality from the disclosing party or any third party in connection with the provision of any services to disclosing party; or

(b)	was in the public domain at the time of receipt from the disclosing party; or
(c)	becomes part of the public domain through no fault of the recipient, its directors, officers, employees, agents, representatives or advisors; or
(d)	is lawfully received by the recipient from some third party having a right of further disclosure, and not under an obligation of confidentiality to the disclosing party; or
(e)	is developed by the recipient independent of the information.

5.        If the Parties are required by law, administrative or judicial order to disclose Confidential Information, the disclosing party shall give the other party prompt notice of such fact so that he/she may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. The Parties shall fully cooperate with one another in connection with their efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or either party waives such compliance, the disclosing party will make such disclosure only to the extent that such disclosure is legally required.

6.        No rights or licenses in or to Confidential Information are granted to either party by virtue of this Agreement.

7.        At the request of Eleison, Consultant shall return to Eleison any and all materials and physical documents, including notes of the Consultant produced by Consultant pursuant to providing the Services, whether prepared by Eleison or by Consultant, when such materials or documents are, include or incorporate Confidential Information. The term document is used in its broadest sense and includes electronic information in the form of discs, tapes, etc.

Consultant further agrees to promptly return to Eleison upon completion of the Services or termination of this Agreement any and all Eleison property provided to Consultant, including, but not limited to, computers, CD-ROMS, and any other data and/or materials provided for performance of the Services.

8.       Consultant is engaged in an independent business and will perform the Services as an independent contractor and nothing in this Agreement is to be construed as creating a joint venture, partnership or any relationship between Eleison and Consultant other than that of independent contractor. Consultant shall not act or attempt to act or represent itself, directly or by implication, as an agent of Eleison or in any manner assume or create any obligation on behalf of or in the name of Eleison.

9.        Consultant shall indemnify Eleison, its directors, officers and employees for any and all damages, costs, expenses and other liabilities, including reasonable attorney 's fees and court costs, arising under this Agreement or out of Consultant' performance of the Services to the extent that any such claim is caused by Consultant' negligence, recklessness, willful misconduct, failure in performing its obligations, or any breach of any warranty or representation under this Agreement, provided however, that Consultant shall have no obligation hereunder with respect to any claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from the negligent, intentional, or illegal misconduct of Eleison or any of its directors, officers, employees, or agents.

Eleison shall indemnify Consultant, its directors, officers and employees for any and all damages, costs, expenses and other liabilities, including reasonable attorney 's fees and court costs, arising under this Agreement to the extent that any such claim is caused by Eleison 's negligence, recklessness, willful misconduct, failure in performing its obligations, or any breach of any warranty or representation under this Agreement, provided however, that Eleison shall have no obligation hereunder with respect to any claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from the negligent, intentional, or illegal misconduct of Consultant or any of its directors, officers, employees, or agents. Eleison agrees to indemnify Consultant from any medical liability related to the performance or interpretation of any medical images performed on subjects as part of this Agreement. Consultant is not responsible for the medical treatment of any of the protocol subjects

10.      Consultant shall be responsible for and liable for all taxes, excises, assessments, insurance and any benefits including, but not limited to health, accident and compensation benefits and shall pay all taxes and contributions, which Consultant is required to pay relating to the performance of Services.

11.       Consultant represents and warrants that to the best of its knowledge it is permitted to enter into this Agreement and perform the obligations contemplated thereby and that this Agreement and the terms and obligations thereof are not inconsistent with or in violation of any other obligation it may have.

12.       It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in the Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein. Consultant further consents to personal jurisdiction in the State of Delaware for the purposes of enforcing this Agreement and further agrees that the State of Delaware is and shall be a convenient forum and the law of the State of Delaware shall govern this Agreement without regard to choice of law principles.

13.      Consultant further represents and warrants that Consultant has not been debarred pursuant to the Federal Food, Drug and Cosmetic Act ("Act") or excluded from any Federal Health Care Program, including but not limited to, Medicare or Medicaid ("Federal Health Care Program "). In addition, Consultant agrees to notify Eleison immediately if Consultant is debarred under the Act or excluded under a Federal Health Care Program during the Term of this Agreement. Consultant understands that such debarment or exclusion may result in the immediate termination of this Agreement.

14.        Except as required by law, neither party shall use the name of the other party nor of any employee of the other party in connection with any publicity without the prior written approval of the other party.

15.        Either party shall have the right to terminate this Agreement at any time and for any or no reason upon notice to the other party.

16.        The obligations of Paragraphs 3-14 of this Agreement shall survive any termination or expiration of this Agreement. In the event of termination as provided in Section 15, Eleison shall remain liable for any fees or expenses due Consultant under Section 2 up to the date of termination.

17.        This Agreement may not be assigned by either party, in whole or in part, without the prior written consent of the other party.

18.        This Agreement constitutes the entire and exclusive Agreement between Consultant and Eleison with respect to the subject matter thereof. No supplement, modification or amendment of this Agreement shall be binding upon Eleison or Consultant unless set forth in a written agreement executed by Eleison and Consultant.

19.        The prior consulting agreement between Consultant and Company dated October 20, 2020 is hereby terminated as of the Effective Date (with acknowledgement certain provisions of the prior consulting agreement survive termination).

IN WITNESS THEREOF, the parties have signed this Agreement as of the date indicated above.

Eleison Pharmaceuticals Inc.		Consultant

By:	/s/ Edwin Thomas	By:	/s/ Michael Lusty

Name: Edwin Thomas Title: President		Name: Michael Lusty, Ph.D.

EXHBIT A

SERVICES

Consultant will perform the following Services

1.	Consultant shall have the title and role of Vice President- CMC (please note, Consultant will not be a legal officer of the Company).

2.

Assist Eleison by providing advice and counsel to the Eleison management team, and any other services as mutually agreed to by the Company and Consultant, including, but not limited to managing the manufacturing of Company 's drug development candidates.

3.	Services from Consultant shall be provided by Michael Lusty, Ph.D.

4.	Services provided by Consultant to Eleison shall be requested by and be under the direction of Eleison 's President.

5.	In compensation for Services, Eleison shall make payment(s) to Consultant as follows:

a.	A monthly retainer of $10,0000 to guarantee Consultant services for a minimum of 40 hours per month.

b.	In any calendar month which Consultant provides more than 40 hours of services to Company, Company shall pay Consultant for such services in excess of 40 hours at the rate of $250 per hour.

c.	In any calendar month, Consultant not to provide more than 100 hours of services to Company without obtaining authorization from Eleison’s President.

6.

Nothing in this agreement shall prohibit Consultant from providing consulting services to any third party except a) to third parties which currently or can be reasonably expected to have during the term of this agreement or within six months of termination of this agreement have drug products or discovery or development programs materially competitive to Eleison drug development products or development programs, and b) Consultant must not be in breach or violation of the provisions of this agreement including but not limited to its confidentiality requirements.